EXHIBIT 10.1

[EASYLINK LETTERHEAD]

November 4, 2010

Mr. Andrew Wiener, Managing Director
Mr. Thomas Calabria, Chief Compliance Officer
Burnham Asset Management Corp.
1325 Avenue of the Americas
26th Floor
New York, NY  10019

RE:	EasyLink Services International Corporation Common Stock Holdings

Dear Messrs. Wiener and Calabria:

This letter agreement (this “Agreement”) is intended to confirm certain understandings and agreements among EasyLink Services International Corporation (“EasyLink”), on the one hand, and Burnham Asset Management Corp., Burnham Securities Inc. and their affiliates (collectively, “Burnham”), on the other hand, with respect to Burnham’s “Beneficial Ownership” of “Corporation Securities” (as such terms, and the other capitalized terms not defined herein, are defined in that certain Stockholder Rights Agreement, by and between the Company and American Stock Transfer and Trust Company, LLC, as rights agent, dated as of August 25, 2009 (as it may be amended from time to time, the “Rights Agreement”)).

The parties acknowledge that in response to Burnham’s request to be deemed an “Exempted Person” under the Rights Agreement following a change in Burnham’s Beneficial Ownership of Corporation Securities that, absent action taken by EasyLink’s Board of Directors, would have caused Burnham to become an “Acquiring Person” under the Rights Agreement, EasyLink’s Board of Directors has determined that such occurrence would not jeopardize, endanger or limit the availability to EasyLink of its “Tax Benefits” and that the determination to deem Burnham to be an Exempted Person was in the best interests of EasyLink and its stockholders.

Burnham hereby agrees that, from the date hereof until the termination of the Rights Agreement, Burnham (together with its “Affiliates” and “Associates”) shall not increase its Beneficial Ownership of Corporation Securities, and Burnham shall cause its Affiliates and Associates not to increase their Beneficial Ownership of Corporation Securities, to an amount in excess of 9.9% of outstanding Corporation Securities.

This Agreement, together with the Rights Agreement, constitutes the entire agreement among the parties with respect to the subject matter herein and supersedes any prior agreement or understanding among the parties hereto.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of law that would apply the laws of a different jurisdiction.  In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement, and any facsimile, e-mail or other electronic transmission of a counterpart hereto shall constitute an original hereof.

Mr. Andrew Wiener, Managing Director
Mr. Thomas Calabria, Chief Compliance Officer
Page Two
November 4, 2010

If you are in agreement with the above, please so indicate by countersigning and returning an executed original of this letter to me at (678) 505-4817.  If you have any questions, please contact me at (678) 533-8010.

Sincerely,

/s/ Thomas J. Stallings
Thomas J. Stallings
Chief Executive Officer

Acknowledged, accepted and agreed to this 4th day of November, 2010.

Burnham Asset Management Corp.

By:	/s/ Thomas Calabria	/s/ Andrew Wiener

Name:	Thomas Calabria	Andrew Wiener

Title:	Chief Compliance Officer	Managing Director